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                              EDWARDS LIFESCIENCES

                              INCENTIVE PLAN (EIP)



                                      2001


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PLAN OBJECTIVE

The Edwards Lifesciences Incentive Plan (EIP) for 2001 is an annual cash bonus program designed to motivate eligible participants to achieve Edwards' financial and strategic objectives.

ELIGIBILITY

Edwards employees in all locations worldwide are eligible to participate in the 2001 EIP if they meet ALL of the following criteria:

o Broad Pay Group (BPG) is equivalent to "F" or higher (some selected positions in "D" and "E" may also be eligible)
o    Date of hire is before October 1, 2001
o Not a participant in any other commission or management incentive compensation plan intended to replace EIP; and
o Participation has been submitted to and approved by the Plan Administrator or its designee.

Employees who are hired or are promoted into an EIP bonus-eligible position between January 1 and September 30 will be eligible for prorated target bonuses based on full calendar months of service.

Part-time employees regularly scheduled to work at least 20 hours per week will be eligible for prorated target bonuses based on a ratio of their regular scheduled hours per week to 40.

The Plan Administrator or its designee will consider exceptions to these general eligibility criteria on a case-by-case basis.

ELIGIBILITY FOR AND PARTICIPATION IN THIS PLAN IN NO WAY CONSTITUTES A CONTRACT OF EMPLOYMENT BETWEEN EDWARDS LIFESCIENCES AND THE EMPLOYEE. ELIGIBLE POSITIONS AND TARGET BONUS LEVELS WILL BE EVALUATED AND DETERMINED ON AN ANNUAL BASIS.

EDWARDS LIFESCIENCES RESERVES THE RIGHT TO AMEND OR TERMINATE THIS PLAN IN WHOLE OR IN PART AT ANY TIME WITHOUT ANY ADVANCE NOTIFICATION.

PLAN YEAR

The EIP plan year corresponds with the calendar year beginning January 1 and ending December 31.

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PLAN ADMINISTRATOR

The EIP Plan Administrator is the Edwards Lifesciences Compensation Committee. The Plan Administrator may delegate responsibility for plan administration to a designee.

BONUS FUNDING

The EIP will be funded based on a percentage of Edwards' financial performance as modified by the participant organization's achievement of its Key Operating Drivers (KODs).

FINANCIAL PERFORMANCE
Edwards Financial Performance will be measured on the following criteria, weighted as noted:
         Net Income                 50%
         Free Cash Flow*            25%
         Revenue Growth**           25%
         *  Defined as cash flow from operations less capital expenditures.
         ** Assumes constant foreign exchange and excludes divested businesses.

Exhibit 1 (attached) illustrates funding levels based on financial performance. Actual funding levels for each category will be interpolated at 1% intervals. Performance resulting in below 50% funding will result in zero payout for that category. Results from 50% to 125% will be specified in 1% increments. Under no circumstances will a category achieve higher than 125% funding. The funding for each category will be weighted accordingly and added together to achieve a total financial performance funding amount.

KEY OPERATING DRIVERS (KODS)
With the exception of regions, EIP bonus funding will be further modified by achievement of the five Edwards Lifesciences Key Operating Drivers (KODs). All regions will establish their own KODs for measurement.

Each Executive Leadership Team member responsible for a region will:
   - Identify and communicate KODs for their respective business, region or function;
   - Track and communicate progress on the KODs; and
   - Determine KOD% achievement for payout.

The rest of the Edwards organization will be measured on the following five
KODs:

- Achieve global tissue and repair penetration goal of $272.9 million
- Execute growth opportunities to add $20 million in incremental Horizon 2 sales
- Reduce the complaints per million (CPMs) on CCO catheters, Access products, and CEP Mitral*

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- Attain on-time achievement of at least 70% of key R&D milestones
- Implement manufacturing cost savings of $3 million in 2002 P&L plan vs. 2001 plan

* Reduce CCO catheters and Access products by 36% in Q4 2001 and CEP Mitral cumulatively by 20% in Q2 2001 and 50% in Q4 2001 as compared to Q4 2000.

Exhibit 1 provides an EXAMPLE of how the bonus amount will be funded based on financial performance AND modified by KOD achievement for an organization with five KODs.

TARGET BONUS LEVELS

Target bonus amounts are expressed as a percentage of an employee's 2001 eligible earnings. If a participant had a job change during the plan year that affected bonus level, the target bonus will be calculated using the target bonus at the end of the year applied to the participant's eligible earnings for the year.

If a participant transferred to another Edwards Lifesciences business, region or function during the plan year, the KOD % achievement of the organization that the participant belonged to at year-end will be used for calculating bonus funding.

Participants may receive more or less than their target bonus amounts depending on bonus funding and PMO achievement.

ACTUAL BONUS PAYOUTS

A participant's actual bonus payout amount will be based on individual achievement of 2001 Performance Management Objectives (PMOs). These PMOs must be established with the participant's manager at the beginning of the year. PMOs should reflect a balance between team and individual goals, financial and non-financial goals, and be clearly aligned with Edwards' business goals and the organization's Key Operating Drivers.

At the end of the plan year, managers and EIP participants will evaluate and discuss individual PMO achievement levels. Achievement percentages may range from 0% to 200%. However for every 1% awarded over 100%, a corresponding discount of 1% below 100% should be awarded to another participant so that the total PMO pool adds up to approximately 100% (changes up or down must offset each other). Under no circumstances will a participant receive a payout greater than 200%. Actual bonus payouts will then be calculated as follows:
    PAYOUT = TARGET BONUS X EIP BONUS FUNDING % X PMO ACHIEVEMENT %

PAYMENT OF BONUSES

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The Edwards Lifesciences Compensation Committee or its designee will review the bonus award recommendations in February 2002.

A participant must be on the Edwards payroll with an "active" status when the bonus amount is paid except as provided in the Termination of Employment Section. EIP payout will be issued as soon as possible following the February Board of Directors meeting.

The appropriate withholding for FICA, U.S., state and local taxes will be deducted from the bonus award including any withholding for employees subject to tax laws of other countries. EIP bonuses are also considered to be part of Benefit Pay. Contributions to the Edwards 401(k) Savings and Investment Plan will also be deducted where appropriate. Employee Stock Purchase Plan payments will not be deducted from bonus pay.

TERMINATION OF EMPLOYMENT

Participants who voluntarily sever their employment with Edwards or who are involuntarily terminated for reasons other than those listed below, during the plan year or in the following year before bonus payments are actually made, are ineligible for EIP bonus payouts.

Participants who:

1. are involuntarily terminated due to a reduction in force, departmental restructuring or job redefinition,
2.   become permanently disabled,
3.   retire, or
4.   die

after at least six months of service during the plan year are eligible for prorated bonus payouts based on their full calendar months of service. The bonus amounts in these cases will be based on the full year of business performance for funding purposes and the participant's actual level of PMO completion.

EXCEPTIONS

The Plan Administrator or its designee must approve any exception to these guidelines.

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                                                                       EXHIBIT 1


FUNDING AND PAYOUT DETERMINATION FOR 2001 EIP BONUS PLAN

                                FINANCIAL GOALS FOR 2001
            ------------------------------------------------------------------

            ---------------           ---------------          ---------------            ----------------
              NET INCOME                FREE CASH                 REVENUE                  PERCENTAGE OF
              ($M) (50%                 FLOW ($M)               GROWTH (25%                TARGET PAYOUT
               WEIGHT)                 (25% WEIGHT)               WEIGHT)                     EARNED
            ------------------------------------------------------------------            ----------------

MIN                  $56.0                     $75.0                     1.0%                         50%
                     $59.0                     $79.0                     2.0%                         85%
TARGET               $68.1                     $88.7                     6.2%                        100%
MAX                  $70.0                     $95.0                     6.9%                        125%
            ---------------           ---------------          ---------------            ----------------


            ------------------------------------------------------------------
            ASSUMPTIONS BOX

            BASE SALARY:                                              $50,000
            TARGET BONUS OPPORTUNITY:                                     10%
            TARGET BONUS AMOUNT:                                       $5,000

            WEIGHTING
            Net Income:                                                   50%
            Free Cash Flow:                                               25%
            Revenue Growth:                                               25%
            ------------------------------------------------------------------



KOD MODIFIER
                                                 FUNDING BASED ON FINANCIALS AND KOD MODIFIER
                # KODS                                @80% OF     @100% OF     @150% OF
               ACHIEVED     MODIFIER                  TARGET       TARGET       TARGET

5 KODS                   5        150%                   $9,000        $7,500      $16,875
                         4        125%                   $6,250        $6,250      $11,719
                         3        100%                   $4,000        $5,000       $7,500
                         2         75%                   $2,250        $3,750       $4,219
                         1         50%                   $1,000        $2,500       $1,875
                         0         25%                     $250        $1,250         $469



PAYOUT (ASSUMING 100% FUNDING AND 100% PMO COMPLETION)
               Funding        PMO%        Payout
                $5,000        100%        $5,000

                                                                     Page 6 of 6